EXHIBIT 10.23

ANIMAS CORPORATION

SUMMARY OF DIRECTOR AND EXECUTIVE COMPENSATION

     Director Compensation. As compensation for their service as directors, each of our non-employee directors receives an option to purchase 10,000 shares of our common stock upon election to our board of directors at one of our annual stockholder meetings. If a non-employee director is initially elected to our board of directors at any time other than at an annual stockholder meeting, the number of shares of his or her initial option award will be reduced pro-rata to reflect his or her service during the period between the date that he or she is first elected to our board of directors and the date of our next annual stockholder meeting. In addition, non-employee directors receive an additional option to purchase 10,000 shares of our common stock on the earlier of the date of our annual stockholder meeting or July 1st of each year for each successive year that such non-employee director serves on our board of directors.

     As compensation for service on our audit committee, at each annual stockholder meeting, each member of the audit committee receives an option to purchase 1,250 shares of our common stock, and the chairman of our audit committee receives an additional option to purchase 625 shares of our common stock. Also at each annual stockholder meeting, each member of our compensation and our governance and nominating committees receives an option to purchase 750 shares of our common stock and the chairman of each of these committees each receives an additional option to purchase 375 shares of our common stock. If a non-employee director joins a committee or becomes chairman of a committee at any time other than within the forty-five day period following the date of one of our annual stockholder meetings, his or her option award for committee service will be pro-rated for the period between the date that he or she is elected and the date of our next annual stockholder meeting.

     All stock options to non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant. Non-employee director options will vest quarterly over the one-year period following the date of grant and will automatically become fully vested and exercisable on the date of a change of control.

     Directors who are also our employees do not receive compensation for service as a member of our board of directors or any of our committees of our board of directors, however all directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors and our committees of our board of directors.

     Executive Compensation. The following table sets forth current base salaries of our CEO and each of the executive officers who are expected to be named in the Summary Compensation Table in our Annual Report on Form 10-K for the year ending December 31, 2005 (the “Named Executive Officers”).

Name	Base Salary
Katherine D. Crothall	$330,000
Richard Baron	$235,000
Audrey Finkelstein	$235,000
James McGee	$215,000
John Holly	$185,000

     Our compensation committee has approved a bonus plan, which is not set forth in a written agreement, for certain management-level employees, including the Named Executive Officers. Under this plan, if Animas achieves certain EBITDA targets approved by the compensation committee, we will establish a fixed bonus pool to be paid out to eligible participants. Each eligible participant’s bonus will be funded from this fixed pool and will be based upon a percentage of that participant’s base salary.

     The Named Executive Officers are also eligible to participate in the 2004 Equity Incentive Plan, the 2004 Employee Stock Purchase Plan, as well as our broad-based benefit programs generally available to salaried employees, including health, disability and life insurance programs, and qualified 401(k) plan. Each Named Executive Officer is also a party to the Animas Form of Change of Control Agreement.